CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-172671 on Form N-14 of our report dated May 20, 2010, relating to the financial statements and financial highlights of Ivy Capital Appreciation Fund and Ivy Large Cap Growth Fund, each a series of Ivy Funds, appearing in the Annual Report on Form N-CSR of Ivy Funds for the fiscal year ended March 31, 2010, and to the references to us under the heading “Independent Registered Public Accounting Firm” in the Combined Prospectus and Information Statement and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Kansas City, Missouri

April 12, 2011